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Exhibit 99.1

October 30, 2002

FOR IMMEDIATE RELEASE	Contact:	John I. Jelavich, President/CEO (530) 674-6025

California Independent Bancorp Issues Ten Million
Dollars of Trust Preferred Securities

        Yuba City, California...California Independent Bancorp (NASDAQ: CIBN) today announced that, through a newly-formed-wholly-owned subsidiary, CIB Capital Trust, it raised ten million dollars ($10,000,000) through the issuance of Trust Preferred Securities. The securities closed and funded on October 29, 2002.

        The Trust Preferred Securities bear a floating rate of interest of 3.45% over the three month LIBOR. The initial rate set at 5.27% is payable quarterly. The proceeds from the sale of the securities will be used for general corporate and strategic purposes. California Independent Bancorp and its subsidiary, Feather River State Bank, are considered well-capitalized as defined by regulatory guidance and the issuance of the Trust Preferred Securities will further enhance these ratios. Under applicable regulatory guidance, California Independent Bancorp expects that a portion of the Trust Preferred Securities will qualify as Tier I Capital, and the remainder as Tier II Capital.

        John I. Jelavich, President and Chief Executive Officer stated, "The proceeds from the sale of the securities will allow California Independent Bancorp to adequately support its strategic plan and growth strategies for the foreseeable future."

        California Independent Bancorp, and its subsidiary, Feather River State Bank with $338.7 million in assets as of September 30, 2002, engages in a broad range of financial services activities. Its primary market is in the Sacramento Valley, with nine branches positioned in five counties. In addition, the Bank operates loan production offices at its Yuba City, Woodland, and Roseville branch locations emphasizing commercial real estate, residential construction, agribusiness, consumer, and commercial lending.

        A Form 8-K is being filed by California Independent Bancorp with the Securities and Exchange Commission announcing the issuance of the Trust Preferred Securities.

        Forward-looking statements—The Private Securities Litigation Reform Act of 1995:

        Certain statements contained in this release are forward-looking statements that are subject to risk and uncertainty. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. A number of factors—many of which are beyond the Company's control—could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2001, and Form 10-Q for the quarter ended June 30, 2002, describe some of these factors, including certain credit, market, operational, liquidity, and interest rate risks associated with the Company's business and operations. Other factors described in the Company's Form 10-K for the year ended December 31, 2001, and Form 10-Q for the quarter ended June 30, 2002, include changes in business and economic conditions, competition, fiscal and monetary policies, and legislation. There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future the Company's business, results of operations and financial condition.    Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such statements in light of new information or future events.

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  Exhibit 99.1
California Independent Bancorp Issues Ten Million Dollars of Trust Preferred Securities